EXHIBIT 99.2

                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

         CONSOLIDATED GRAPHICS TO ACQUIRE THE WALNUT CIRCLE PRESS, INC.
                         IN GREENSBORO, NORTH CAROLINA

     HOUSTON, TEXAS -- JULY 9, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced the signing of a letter of intent to acquire The Walnut Circle Press, Inc. in Greensboro, North Carolina. The Walnut Circle Press has served the Piedmont Triad market since its founding in 1977. Terms of the transaction were not disclosed.

     The Walnut Circle Press is a high-quality, commercial sheet-fed printer. Bruce Clapper, President of the Company, and his management team will continue to lead the Company after the transaction is completed. Commenting on the announcement, Clapper said, "Consolidated Graphics is the ideal team to join as we pursue our growth opportunities in this market."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented "The Walnut Circle Press' reputation for craftsmanship and customer service makes it an excellent acquisition for us, strengthening our base of operations in this important region."

     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending announced acquisitions, Consolidated Graphics will operate 23 companies in 18 markets with annualized run-rate revenues in excess of $210 million.